UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): October 9, 2003

Z-Tel Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-28467	59-3501119
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation or Organization)		Identification Number)

601 South Harbour Island Boulevard, Suite 220
Tampa, Florida 33602
(Address of Principal Executive Offices)
(813) 273-6261
(Telephone Number, Including Area Code)

ITEM 9. REGULATION FD DISCLOSURE.

     On October 9, 2003, Z-Tel Communications, Inc., our wholly-owned subsidiary corporation, filed a lawsuit against SBC Communications, Inc. and several of its subsidiaries (collectively, “SBC”) in federal court in Texas, where both SBC and Z-Tel do business. The lawsuit alleges SBC’s violation of the federal antitrust laws, the Racketeering Influenced Corrupt Organizations Act (RICO), the Lanham Act, and other federal and state laws. The complaint seeks damages and an injunction against SBC. Among other claims, the complaint alleges that SBC has

•	Completely denied access to and interconnection with essential facilities that, if access were granted, would allow Z-Tel to provide to customers enhanced services that only Z-Tel offers, depriving customers of these choices;

•	Barred customers who use its DSL internet service from switching to Z-Tel or any other competitor of SBC;

•	Completely denied access to essential facilities necessary to provide basic local service to customers;

•	Refused to allow its essential facilities to be used for the provision of local toll calls, despite express state and federal regulatory orders to do so, thereby requiring Z-Tel to purchase unnecessary additional facilities from long-distance carriers at a cost well above what is economically feasible;

•	Intentionally invoked government processes not to reach a desired result, but instead, as the FCC stated, to force Z-Tel and others “to expend time and resources in state proceedings trying to obtain what SBC was already obligated to offer” thereby delaying provision of basic local and enhanced services to customers with a “potential competitive impact” that was “substantial”;

•	Deliberately failed to provide timely information about customers terminating their service with Z-Tel (information that SBC has under its exclusive control, by virtue of its control of the essential facilities), causing Z-Tel to improperly bill former customers, and resulting in unnecessary expenditures on account management and regulatory proceedings and a disadvantaging Z-Tel against SBC in competing to win back those customers;

•	Deliberately supplied false bills to Z-Tel for items it has not ordered or received, or at rates expressly rejected by state agencies, in an effort that the U.S. Department of Justice (“DOJ”) has recognized is anti-competitive; and

•	Embarked on a malicious public campaign of disparagement, misrepresenting the products and services that Z-Tel and other competitive carriers provide to the public.

     We believe SBC has engaged in unlawful conduct that has harmed not only Z-Tel, but competition and consumers as well, and that the evidence will demonstrate that Z-Tel is entitled to recover hundreds of millions of dollars in damages. We intend to prosecute this suit aggressively. We cannot, however, predict the outcome of this lawsuit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 10, 2003.

Z-TEL TECHNOLOGIES, INC.

BY:	/s/ D. Gregory Smith
Name: Title:	D. Gregory Smith Chief Executive Officer